Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Ventyx Biosciences, Inc. for the registration of shares of debt securities, common stock, preferred stock, units and/or warrants and to the incorporation by reference therein of our report dated March 24, 2022, with respect to the consolidated financial statements of Ventyx Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
December 20, 2022